Exhibit 2.2.3

COMMERCIAL PROMISSORY NOTE

$	As of , 2015
Walpole, Massachusetts

FOR VALUE RECEIVED, loanDepot.com, LLC, a Delaware limited liability company with a principal place of business at 26642 Towne Centre Drive Foothill Ranch, CA 92610 (hereinafter the “Borrower”) promises to pay to Mortgage Master, Inc., a Massachusetts corporation with an address at c/o Mr. Leif Thomsen, 102 Elm Street Walpole, MA 02081 (hereinafter, with any subsequent holder, the “Lender”), or its order, at the address of the Lender or such other place as the Lender may designate including by wire transfer to an account designated by Lender, the following amounts with interest thereon as set forth below:

$

Upon the determination of the Actual Book Value Amount under Section 3.2 of that certain Asset Purchase Agreement dated November     , 2014 (the “APA”), by and among the Lender, the Borrower and the ultimate shareholders of Lender, the principal amount hereof and all interest accrued thereon shall thereupon be adjusted to equal the Actual Book Value Amount plus all interest accruing from the date hereof, such adjustment to be effective as of the date hereof and without requiring any separate written instrument or allonge. Notwithstanding, Lender may at its election provide notice to Borrower of such adjustment in the principal amount hereof but any failure to provide such notice will not affect the validity of such adjustment.

Prior to the occurrence of an “Event of Default” as set forth below, interest shall accrue on the unpaid principal balance of this Note at the rate of five percent (5%) per annum. From and after the occurrence of an Event of Default, the interest on the unpaid principal balance shall accrue at the rate of twelve percent (12%) per annum.

Subject to Lender’s rights upon the occurrence of an earlier Event of Default, the Borrower shall repay the entire principal balance of this Note, together with all accrued and unpaid interest on the Maturity Date (as defined below). This Note may be prepaid in whole or in part, without penalty or premium. The “Maturity Date” shall be that date which is the later of (i) the five (5) month anniversary of this Note or (ii) five (5) business days after the date on which the Actual Book Value Amount is finally determined pursuant to Section 3.2 of the APA.

Payments due under this Note are due and payable without offset. deduction or counterclaim of any kind whatsoever.

Interest shall be determined in all instances based upon a 360-day year and actual number of days. Any payments received by the Lender on account of this Note prior to demand or acceleration (except for the pre-paid interest) shall be applied first, to any costs, fees, expenses, or charges then owed the Lender by the Borrower, second, to accrued and unpaid interest, and third, to the unpaid principal balance hereof. Any payments so received after demand or acceleration shall be applied in such manner as the Lender may determine.

The Lender, at its option, may declare the entire unpaid principal balance of this Note and accrued unpaid interest thereon to be immediately due and payable without demand, notice or protest (which are hereby waived) upon the occurrence of any one or more of the following events (herein, “Events of Default”):

(a) the failure by the Borrower to pay any principal or interest hereunder when due, or the failure to pay when due any of the Borrower’s other monetary liabilities, obligations, and indebtedness to the Lender (herein, the “Liabilities”); (b) any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, overall, or any part of the Borrower’s property; (c) the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to any other insolvency statute or procedure; (d) the calling or sufferance of a meeting of creditors of the Borrower; (e) the imposition of any lien upon any assets of the Borrower or the entry of any judgment against the Borrower; (f) the entry or any court order which enjoins, restrains or in any way prevents the Borrower from conducting all or any material part of its business affairs in the ordinary course; (g) any act by or against, or relating to the Borrower or its assets pursuant to which any creditor of the Borrower seeks to reclaim or repossess or reclaims or repossesses all or any material portion of the Borrowers assets.

No delay or omission by the Lender in exercising or enforcing any of the Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any default hereunder shall operate as a waiver of any other default hereunder, nor as a continuing waiver.

In the Event of Default, the Borrower will also pay on demand, all attorneys’ reasonable fees and costs incurred by the Lender, including, without limitation, costs and expenses related to the preservation, protection, collection or enforcement of any of the Lender’s rights against the Borrower (whether or not suit is instituted by or against the Lender).

This Note shall be binding upon the Borrower and each and every endorser and guarantor hereof and upon their respective heirs, successors, assigns, and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The Borrower authorizes the Lender to complete this Note if delivered incomplete in any respect.

BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO AND AGREES NOT TO BRING, COMMENCE, OR OTHERWISE TAKE ANY ACTION TO COMMENCE OR TRANSFER ANY PROCEEDING, INCLUDING WITHOUT LIMITATION COURT ACTION, ARBITRATION, MEDIATION, ADMINISTRATIVE PROCEEDING OR OTHERWISE AGAINST LENDER AND/OR ANY AFFILIATE, OTHER THAN IN THE COMMONWEALTH OF MASSACHUSETTS.

This Note is delivered to the Lender at its offices in Massachusetts, shall be governed by the laws of the Commonwealth of Massachusetts, and shall take effect as a sealed instrument. The Borrower and the Lender each submit to the jurisdiction of the Courts of the Commonwealth of Massachusetts located in the Counties of Suffolk and Norfolk for all purposes with respect to this Note. This Note shall not be transferrable.

The Borrower has read all of the terms and conditions of this Note and acknowledges receipt of an exact copy of it.

Signed as a sealed instrument of the date first written above.

ATTEST:	loanDepot.com, LLC

By:
Name:
Title: